RF INDUSTRIES, LTD.                                        For Immediate Release

RF Connectors/Aviel/Neulink/Bioconnect
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Investor Contact:                                          Company Contact:
Neil Berkman Associates                                    Howard F. Hill
(310) 277 - 5162                                           President/CEO
info@berkmanassociates.com                                 (858) 549-6340
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                     RF Industries Hires Victor H. Powers as
                      Chief Financial Officer and Secretary

            SAN DIEGO, CA, September 22, 2005 . .. RF INDUSTRIES, LTD, (NASDAQ:RFIL) today announced that Victor H. Powers has joined the Company as Chief Financial Officer and Secretary.

            "Victor's 30 years of Chief Financial and Chief Accounting Officer (CFO & CAO) experience will help support RF Industries' continued growth and enable us to maintain compliance with broad-reaching legislation like the Sarbanes-Oxley Act. We are pleased to have him on board," said Howard Hill, President of RF Industries.

            Powers, 62, was most recently employed by Robert Half Management Resources, where he preformed auditing, turnaround consulting services and established financial reporting procedures for various clients. Previously, he was CFO and CAO for Vantra Group Inc, a developer of enterprise software and ASP services for on-linesecurities trading. He has also worked with several venture-backed start-ups, including Navigation Technologies (NavTech) and Centex TMS as well as Teradyne/Zehntel an ATE systems manufacturer. From 1977 to 1981 he was corporate controller for U.S. Sprint. Powers has also led and participated in the management of private, venture capital and public financings together valued at over $500 million.

            Powers received his B.S. in Economics from Villanova University and completed his graduate and advanced financial management studies at Pepperdine University and Stanford's AEA Executive Institute, respectively.

      About RF Industries

            RFI's RF Connectors division designs and distributes radio frequency
      (RF) coaxial connectors and cable assemblies used for Wi-Fi, PCS, radio, test instruments, computer networks and antenna devices. Aviel Electronics provides custom microwave, and RF Connector solutions to aerospace, OEM and Government agencies. Neulink designs and markets wireless digital data transmission products for industrial monitoring, wide area networks, GPS tracking and locations systems. Bioconnect designs, manufactures and distributes specialized electrical cabling and interconnect products to the medical monitoring market.

            The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties, including, without limitation, uncertainties detailed in the Company's Securities and Exchange Commission filings.

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